Exhibit 10.17

PACIFIC BIOSCIENCES OF CALIFORNIA, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of September 16, 2010 (the “Effective Date”) by and between Pacific Biosciences of California, Inc. (the “Company”) and Hugh Martin (“Executive”).

1.        Duties and Scope of Employment.

(a)      Position and Duties. As of the Effective Date, Executive will continue to serve as the Company’s Chief Executive Officer and President. Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as shall reasonably be assigned to him by the Company’s Board of Directors (the “Board”). The Board may modify Executive’s job title and duties as it deems necessary and appropriate in light of the Company’s needs and interests from time to time. The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”

(b)      Board Membership. During the Employment Term, Executive will serve as a member and Chairman of the Board, subject to any required Board and/or stockholder approval. Upon termination of the Employment Term, Executive will resign from the Board.

(c)      Obligations. During the Employment Term, Executive will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board.

2.        At-Will Employment. The parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice. Executive understands and agrees that neither his job performance nor commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of the at-will nature of his employment with the Company. As described in this Agreement, however, Executive may be entitled to severance and other benefits depending upon the circumstances of Executive’s termination of employment with the Company.

3.        Term of Agreement. Subject to Section 2 above, this Agreement will have an initial term of three (3) years, commencing on the Effective Date. On the third anniversary of the Effective Date, this Agreement will automatically renew for additional one (1) year terms unless either party provides the other party with written notice of non-renewal at least sixty (60) days prior to the date of automatic renewal. If Executive becomes entitled to benefits under Section 8 during the term of this Agreement, this Agreement will not terminate until all of the obligations under this Agreement have been satisfied.

4.        Compensation.

(a)      Base Salary. During the Employment Term, the Company will pay Executive as compensation for his services a base salary (the “Base Salary”) at the annualized rate of three hundred thousand dollars ($300,000). The Base Salary will be paid in installments in accordance with the Company’s normal payroll practices for senior executives and be subject to the usual, required withholding. Executive’s salary will be subject to review and adjustments will be made based upon the Company’s normal performance review practices, though the Company does not expect to review or otherwise adjust the Base Salary prior to 2012.

(b)      Bonus. Executive will be eligible to participate in any bonus plans or programs maintained from time to time by the Company on such terms and conditions as determined by the Board. Any bonus, or any portion thereof, will be paid as soon as practicable after the Board determines that the bonus has been earned, but in no event will the bonus be paid after the later of (i) the fifteenth (15th) day of the third (3rd) month following the close of the Company’s fiscal year in which the bonus is earned or (ii) March 15 following the calendar year in which the bonus is earned.

(c)      Stock Options.

(i)      First Option. On August 12, 2010 the Board granted Executive a stock option to purchase 500,000 shares of the Company’s common stock (“Shares”) at an exercise price per Share equal to the fair market value of a Share on the date of grant (the “First Option”). The First Option will vest as to twenty percent (20%) of the Shares subject to the First Option on the one (1) year anniversary of August 12, 2010, and as to 1/60th of the Shares subject to the First Option monthly thereafter, so that the First Option will be fully vested and exercisable five (5) years from August 12, 2010, subject to Executive continuing to provide services to the Company through the relevant vesting dates.

(ii)      Second Option. Effective on the date of the Company’s initial public offering of its Shares (the “IPO”), subject to Executive’s continued employment through the IPO, Executive will be granted a stock option to purchase 300,000 Shares at an exercise price per Share equal to the fair market value of a Share on the date of grant which shall be the initial price to the public as set forth in the final prospectus included within the registration statement on Form S-1 filed with the Securities and Exchange Commission for the IPO (the “Second Option”). The Second Option will vest upon achievement of certain performance targets in 2011 and 2012, as established by the Board, based on the Company’s operating plan for fiscal years 2011 and 2012. Executive will not be eligible to earn any portion of the Second Option until after the Company completes its determination of the results for fiscal 2011, as approved by the Board. Executive will be eligible to earn up to fifty percent (50%) of the Shares subject to the Second Option based on the Company’s performance in fiscal 2011 and up to fifty percent (50%) of the Shares subject to the Second Option based on the Company’s performance in fiscal 2012.

(iii)      The First Option is subject to the terms and conditions of the Company’s 2005 Equity Incentive Plan and stock option agreements by and between Executive and the Company. The Second Option will be subject to the terms and conditions of the Company’s 2010 Equity Incentive Plan and stock option agreements by and between Executive and the Company.

(d)      Equity Awards. Executive will be eligible to receive awards of stock options, restricted stock or other equity awards covering Shares pursuant to any plans or arrangements the Company may have in effect from time to time, including but not limited to any focal grants. The Board or its committee will determine in its discretion whether Executive will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

5.        Employee Benefits.  During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, as in effect from time to time. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

6.        Vacation.  Executive will be entitled to paid vacation in accordance with the Company’s vacation policy for senior executive officers, with the timing and duration of specific vacations mutually and reasonably agreed to by the parties hereto. Upon Executive’s termination of employment, Executive will be entitled to receive Executive’s accrued but unpaid vacation through the date of Executive’s termination.

7.      Expenses.  The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

8.      Termination of Employment.  In the event Executive’s employment with the Company terminates for any reason, Executive will be entitled to any (a) unpaid Base Salary accrued up to the effective date of termination; (b) pay for accrued but unused vacation; (c) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive; and (d) unreimbursed business expenses required to be reimbursed to Executive.

9.      Severance.

(a)      Termination (other than for Cause, Death or Disability) or Resignation for Good Reason. If (i) the Company terminates Executive’s employment with the Company other than for (x) Cause, (y) death or (z) Disability, or (ii) Executive resigns from his employment with the Company for Good Reason, then, subject to Section 9(b) below, Executive will be entitled to:

(i)    A lump sum payment equal to six (6) months of Executive’s Base Salary (unless such termination occurs as a result of clause (ii) of the definition of “Good Reason” under Section 13(e) below, in which case the amount will be equal to six (6) months of Executive’s Base Salary as in effect immediately prior to such Base Salary reduction), less applicable withholding taxes, payable within thirty (30) days following Executive’s termination of employment;

(ii)      the immediate vesting of each of Executive’s then-outstanding stock options and restricted stock or other equity awards as to the number of shares subject to each such equity award that otherwise would have vested had he remained an employee of the Company through the six (6) month anniversary of the date of Executive’s termination of employment; and

(iii)      if Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Executive and Executive’s eligible dependents (as applicable), within the time period prescribed pursuant to COBRA, the Company will reimburse Executive for, or pay directly on Executive’s behalf, the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination of employment) until the earlier of (A) a period of six (6) months from the last date of employment of the Executive with the Company, or (B) the date upon which Executive and/or Executive’s eligible dependents becomes covered under similar plans.

(b)      Termination for Cause, Death or Disability; Resignation without Good Reason. If Executive’s employment with the Company terminates voluntarily by Executive (other than for Good Reason), terminates as a result of Executive’s death or Disability, or is terminated for Cause by the Company, then (i) all vesting will terminate immediately with respect to Executive’s then-outstanding equity awards, (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (iii) Executive will only be eligible for severance benefits in accordance with the Company’s established policies, if any, as then in effect.

10.        Non-Duplication of Benefits.  In the event that Executive is entitled to benefits pursuant to the Change in Control Severance Agreement entered into between Executive and the Company of even date herewith, the payments and benefits set forth therein are intended to be and are exclusive and in lieu of any payments or benefits set forth under Section 8 of this Agreement and, in such case, Executive will be entitled to no payments or benefits under Section 8 of this Agreement.

11.        Conditions to Receipt of Severance.

(a)      Release of Claims Agreement.    The receipt of any severance or benefits pursuant to this Agreement is subject to Executive signing and not revoking a separation agreement and release of claims in a form reasonably acceptable to the Company (the “Release”), which must become effective and irrevocable no later than the sixtieth (60th) day following the termination of employment (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any rights to severance payments or benefits under this Agreement. No severance payments and benefits under this Agreement will be paid or provided until the Release becomes effective and irrevocable, and any such severance payments and benefits otherwise payable between the date of Executive’s termination of employment and the date the Release becomes effective and irrevocable will be paid on the date the Release becomes effective and irrevocable.

(b)    Confidential Information and Invention Assignment Agreements.  Executive’s receipt of any payments or benefits under Section 8 will be subject to Executive continuing to comply with the terms of any confidential information and invention assignment agreement executed by Executive in favor of the Company and the provisions of this Agreement.

(c)      Section 409A.

(i)      Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Internal Revenue Code Section 409A (together, the “Deferred Payments”) will be payable until Executive has a “separation from service” within the meaning of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”). Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(ii)      Any severance payments or benefits under this Agreement that would be considered Deferred Payments will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by Section 11(c)(iii). Except as required by Section 11(c)(iii), any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments will be made as provided in this Agreement.

(iii)      Further, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service (other than due to death), any Deferred Payments that otherwise are payable within the first six (6) months following Executive’s separation from service will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, in the event of Executive’s death following Executive’s separation from service but prior to the six (6) month anniversary of Executive’s separation from service (or any later delay date), then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under the Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iv)      Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of clause (i) above. Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section

409A Limit (as defined below) will not constitute Deferred Payments for purposes of clause (i) above.

(v)      The foregoing provisions are intended to comply with, or be exempt from, the requirements of Section 409A so that none of the severance payments and benefits to be provided under the Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt. Executive and the Company agree to work together in good faith to consider amendments to the Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A. In no event will the Company reimburse Executive for any taxes that may be imposed on Executive as result of Section 409A.

(d)      No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that Executive may receive from any other source.

12.      Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 12, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits under Section 8 will be either:

(a)      delivered in full, or

(b)      delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (i) reduction of cash payments; (ii) cancellation of awards granted “contingent on a change in ownership or control” (within the meaning of Code Section 280G), (iii) cancellation of accelerated vesting of equity awards; (iv) reduction of employee benefits. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Executive’s equity awards.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 12 will be made in writing by the Company’s independent public accountants immediately prior to the Change in Control (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 12, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 12.

13.        Definition of Terms.  The following terms referred to in this Agreement will have the following meanings:

  (a)      Cause. “Cause” means (i) conviction of any felony; (ii) conviction of any crime involving moral turpitude or dishonesty that causes, or is likely to cause, material harm to the Company; (iii) participation in a fraud or willful act of dishonesty against the Company that causes, or is likely to cause, material harm to the Company; (iv) intentional and material damage to the Company’s property; or (v) material breach of the Company’s Proprietary Information and Inventions Agreement.

  (b)      Change in Control. “Change in Control” means the occurrence of any of the following:

(i)      A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one Person, who is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a Change in Control; or

(ii)      A change in the effective control of the Company which occurs on the date that a majority of members of the Board (each, a “Director”) is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii)      A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a

Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition of Change in Control, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(c)      Code. For purposes of this Agreement, “Code” is defined as the Internal Revenue Code of 1986, as amended.

(d)      Disability.    “Disability” means Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

(e)      Good Reason.      “Good Reason” means Executive’s termination of employment within thirty (30) days following the expiration of any cure period (discussed below) following the occurrence of one or more of the following, without Executive’s express written consent:

(i)    a material reduction of Executive’s duties, authority, or responsibilities, relative to Employee’s duties, authority, or responsibilities as in effect immediately prior to such reduction, or any change which results in Executive ceasing to serve as the Chief Executive Officer of the Company, provided that, for the avoidance of doubt, Executive ceasing to serve as President of the Company or Chairman of the Board shall not constitute “Good Reason”;

(ii)      a material reduction by the Company in Executive’s annualized base pay as in effect immediately prior to such reduction (in other words, a reduction of more than ten percent (10%) of Executive’s annualized base compensation in any one year, other than a reduction applicable to executives generally that does not adversely affect Executive to a greater extent than other similarly situated executives);

(iii)    the relocation of Executive’s principal place of performing his or her duties as an employee of the Company by more than fifty (50) miles; or

(iv)    the failure of the Company to obtain the assumption of this Agreement by a successor.

In order for an event to qualify as Good Reason, Executive must not terminate employment with the Company without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice.

(f)      Section 409A Limit. “Section 409A Limit” means the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Executive’s taxable year preceding the Executive’s taxable year of Executive’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

14.        Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

15.        Notices.    All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Pacific Biosciences of California, Inc.

1380 Willow Road

Menlo Park, CA 94025

Attn: General Counsel

If to Executive:

  at the last residential address known by the Company.

16.        Severability.  In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

17.        Integration.    This Agreement, together with the Confidentiality Agreement and the Change in Control Severance Agreement, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral, including but not limited to the Employment Agreement entered into between Executive and the Company dated March 13, 2004, as amended December 17, 2008. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.

18.        Withholding.    All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

19.        Choice of Law.    The validity, interpretation, construction, and performance of this Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions). Any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement) will be commenced or maintained in any state or federal court located in San Mateo County, California, and Executive and the Company hereby submit to the jurisdiction and venue of any such court.

20.        Acknowledgment.    Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, including, but not limited to, Section 16 regarding arbitration, and is knowingly and voluntarily entering into this Agreement.

21.        Headings.    All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

22.        Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

COMPANY:

PACIFIC BIOSCIENCES OF CALIFORNIA, INC.

By:	/s/ Susan Barnes	Date:	9/17/10
Susan Barnes

Title:	Chief Financial Officer

EXECUTIVE:

/s/ Hugh Martin		Date:	9/1710
Hugh Martin